Exhibit 99.2
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 25, 2006	Brendan J. McGill
Senior Vice President and CFO
215.256.8828

SUMMARY: Chief Executive Officer announces retirement date

Harleysville, PA., January 25, 2006 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that Edward J. Molnar, chairman and chief executive officer of the Company and Harleysville Savings Bank announced that he will retire on January 24, 2007. Also today, the Company’s board of directors named Ronald B. Geib, currently the Company’s president and chief operating officer, to succeed Molnar as chief executive officer effective January 24, 2007. After he retires, Molnar will continue to serve as chairman and as a member of the board of directors.

Molnar joined Harleysville as its chief executive officer in 1967 and was named President in 1975. At retirement, Molnar’s career with the company will have spanned 40 years. During Molnar’s tenure as CEO, the Company’s assets have grown from $3 million in 1967 to more than $760 million today.

Molnar has also contributed to the banking industry throughout his career, serving four terms on the board of the Federal Home Loan Bank of Pittsburgh. He also served as Vice Chairman of the board of directors of the Federal Home Loan Bank of Pittsburgh in 1987. In 1993, Molnar served on the Stockholder Study Committee, a 24 member committee of bankers from throughout the United States, which was mandated by Congress to study the Federal Home Loan Bank System.

During 1997 and 1998, Molnar served as a member of the Thrift Advisory Council. As a member of the TIAC Council, Molnar was one of 12 bankers from throughout the United States to meet with Alan Greenspan and the Federal Reserve board of governors to provide information and opinions on financial services and the economy.

Molnar served as Chairman of the Pennsylvania Association of Community Bankers in 1994-1995, Chairman of the Insured Financial Institutions of the Delaware Valley 1981-1982, and as a director of America’s Community Bankers from 1997 to 2003.

“One of the greatest qualities of a leader is to build a strong management team”, said Molnar. “Ron Geib is someone that I have worked with for the past 30 years and trust completely and I know that the company will be in excellent hands with him at the helm. Ron had served as the Company’s Chief Financial Officer for many years and most recently as our President and Chief Operating Officer. He brings many years of experience to the job and understands the core values that have made us successful for so many years. He is a man of high integrity and I know that he along with our many talented employees will lead this Company to new heights.”